Exhibit 10.1

BROOKFIELD INFRASTRUCTURE L.P.

SEVENTH AMENDMENT TO THE

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Amended and Restated Limited Partnership Agreement dated as of February 16, 2018 (the “Agreement”) of Brookfield Infrastructure L.P. (the “Partnership”) is made as of the 24th day of May 2021, by the undersigned. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, on March 12, 2015, the limited partnership agreement of the Partnership was amended to allow for preferred limited partnership interests in the Partnership and to create the Class A Preferred Limited Partnership Units;

AND WHEREAS, the Managing General Partner desires to amend the Agreement to create an additional series of Class A Preferred Limited Partnership Units having the rights and restrictions set out in Part XVI of Schedule A to this Amendment;

AND WHEREAS, pursuant to Section 18.1 of the Agreement, subject to compliance with the requirements of the Limited Partnership Act and the Exempted Partnerships Act, the Managing General Partner (pursuant to its powers of attorney from the Special General Partner or any Partner and the Limited Partners), without the approval of any Limited Partner, may amend any provision of the Agreement to reflect certain changes, including, as provided for in Section 18.1.6 of the Agreement, an amendment that the Managing General Partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of Partnership Interests;

AND WHEREAS, the Managing General Partner desires to amend the Agreement as set out herein;

NOW THEREFORE,

1.	Section 1.1.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Agreement” means this Amended and Restated Limited Partnership Agreement of the Partnership, as amended by the First Amendment to the Amended and Restated Limited Partnership Agreement of the Partnership dated as of September 12, 2018, the Second Amendment to the Amended and Restated Limited Partnership Agreement of the Partnership dated as of August 1, 2019, the Third Amendment to the Amended and Restated Limited Partnership Agreement of the Partnership dated as of February 27, 2020, the Fourth Amendment to the Amended and Restated Limited Partnership Agreement of the Partnership dated as of March 31, 2020, the Fifth Amendment to the Amended and Restated Limited Partnership Agreement of the Partnership dated as of September 21, 2020, the Sixth Amendment to the Amended and Restated Limited Partnership Agreement of the Partnership dated as of January 21, 2021 and the Seventh Amendment to the Amended and Restated Limited Partnership Agreement dated as of May 24, 2021;

2.	Schedule A of the Agreement is hereby amended by adding Part XVI of Schedule A to this Amendment as Part XVI of Schedule A of the Agreement.

3.	This Amendment shall be effective as of the 24th day of May, 2021.

4.	This Amendment shall be governed by and construed in accordance with the laws of Bermuda.

5.	Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

6.	This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

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IN WITNESS WHEREOF, the Managing General Partner has executed this Amendment as of the 24th day of May, 2021.

MANAGING GENERAL PARTNER:
BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

By:	/s/ James Bodi
Name: James Bodi
Title: Vice President

[Seventh Amendment to BILP A&R LPA]

SCHEDULE A

PART XVI

Number and Designation of and Rights, Privileges, Restrictions and Conditions

Attaching to the Class A Preferred Limited Partnership Units, Series 15

The fifteenth series of Class A Preferred Limited Partnership Units of the Partnership shall consist of preferred limited partnership interests designated as Class A Preferred Limited Partnership Units, Series 15 (the “Series 15 Units”) and, in addition to the rights, privileges, restrictions and conditions attaching to the Class A Preferred Limited Partnership Units as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.	Definitions

For the purposes hereof, the following capitalized terms shall have the following meanings, unless the context otherwise requires:

“Arrears” means, with respect to the Series 15 Distributions, the full cumulative Series 15 Distributions through the most recent Series 15 Distribution Payment Date that have not been paid on all Outstanding Series 15 Units.

“Assignee” means a Person to whom one or more Partnership Interests have been transferred in a manner permitted under this Agreement.

“Automatic Exchange Event” means the occurrence of any of: (i) the making by the Note Issuer of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada); (ii) any proceeding instituted by the Note Issuer and/or BIP seeking to adjudicate them as bankrupt (including any voluntary assignment in bankruptcy) or insolvent or, where the Note Issuer and/or BIP are insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, compromise, adjustment, protection, relief or composition of their debts under any law relating to bankruptcy or insolvency in Canada or Bermuda (as applicable), or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the Note Issuer and/or BIP or in respect of all or any substantial part of their property and assets in circumstances where the Note Issuer and/or BIP are adjudged as bankrupt (including any voluntary assignment in bankruptcy) or insolvent; (iii) a receiver, interim receiver, trustee or other similar official is appointed over the Note Issuer and/or BIP or for all or substantially all of their property and assets by a court of competent jurisdiction in circumstances where the Note Issuer and/or BIP are adjudged as bankrupt (including any voluntary assignment in bankruptcy) or insolvent under any law relating to bankruptcy or insolvency in Canada or Bermuda (as applicable); or (iv) any proceeding is instituted against the Note Issuer and/or BIP seeking to adjudicate them as bankrupt (including any voluntary assignment in bankruptcy) or insolvent, or where the Note Issuer and/or BIP are insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, compromise, adjustment, protection, relief or composition of their debts under any law relating to

[Seventh Amendment to BILP A&R LPA]

bankruptcy or insolvency in Canada or Bermuda (as applicable), or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the Note Issuer and/or BIP or in respect of all or any substantial part of their property and assets in circumstances where the Note Issuer and/or BIP are adjudged as bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada or Bermuda (as applicable), and in any such case, such proceeding has not been stayed or dismissed within 60 days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against the Note Issuer and/or BIP or the appointment of a receiver, interim receiver, trustee, or other similar official for them or for all or substantially all of their property and assets).

“BIP” means Brookfield Infrastructure Partners L.P.

“BIP Series 15 Additional Amounts” means “Additional Amounts” as defined in the BIP Partnership Agreement.

“BIP Series 15 Change in Tax Law” shall have the meaning given to it in Schedule A to Part XVI of that certain Fifth Amendment to the Amended and Restated Limited Partnership Agreement of BIP, dated as of the date hereof.

“BIP General Partner” means Brookfield Infrastructure Partners Limited.

“BIP Series 15 Units” means BIP’s Class A Preferred Limited Partnership Units, Series 15.

“BIP Series 15 Successor Entity” means a “Successor Entity” as defined in the BIP Partnership Agreement.

“Note Issuer” means Brookfield Infrastructure Finance ULC, an unlimited liability company organized under the laws of the Province of Alberta, Canada.

“Notes” means the 5.000% subordinated notes due May 24, 2081 issued by the Note Issuer and guaranteed, on a subordinated basis, by BIP, the Partnership, BIP Bermuda Holdings I Limited, Brookfield Infrastructure Holdings (Canada) Inc., Brookfield Infrastructure US Holdings I Corporation and BIPC Holdings Inc.

“Series 15 Distribution Payment Date” means the last calendar day of each of March, June, September and December of each year following the Series 15 Original Issue Date; provided however, that if any Series 15 Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series 15 Distribution Payment Date shall instead be on the immediately succeeding Business Day without the accrual of additional distributions.

“Series 15 Distribution Period” means a period of time from and including the preceding Series 15 Distribution Payment Date to, but excluding, the next Series 15 Distribution Payment Date for such Series 15 Distribution Period (other than the initial Series 15 Distribution Period, which means a period of time from and including the Series 15 Original Issue Date to, but excluding, the first Series 15 Distribution Payment Date thereafter).

“Series 15 Distribution Rate” means the distribution rate payable on the Series 15 Units from time to time, being the same rate as the interest rate which would have accrued on the Notes at any such time if such Notes had not been automatically converted into Series 15 Units upon an Automatic Exchange Event, and had remained outstanding.

“Series 15 Distribution Record Date” has the meaning given to such term in Section 2(B)(b)(iii) to this Part XVI of Schedule A.

“Series 15 Distributions” means distributions with respect to Series 15 Units pursuant to Section 2(B)(b) to this Part XVI of Schedule A.

“Series 15 Holder” means a Record Holder of Series 15 Units.

“Series 15 Liquidation Preference” means a liquidation preference for each Series 15 Unit equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series 15 Units).

“Series 15 Original Issue Date” means the day upon which the BIP Series 15 Units are issued.

“Series 15 Units” has the meaning given to such term in the preamble to this Part XVI of Schedule A.

“Series 15 Redemption Date” has the meaning given such term in Section 2(B)(d)(i) to this Part XVI of Schedule A.

“Series 15 Redemption Price” has the meaning given such term in Section 2(B)(d)(i) to this Part XVI of Schedule A.

2.	Terms of Series 15 Units.

A.

General. Each Series 15 Unit shall be identical in all respects to every other Series 15 Unit, except as to the respective dates from which the Series 15 Liquidation Preference shall increase or from which Series 15 Distributions may begin accruing, to the extent such dates may differ. The Series 15 Units represent perpetual interests in the Partnership and shall not give rise to a claim by the Partnership or a Series 15 Holder for conversion or, except as set forth in Section 2(B)(d) to this Part XVI of Schedule A, redemption thereof at a particular date.

B.	Rights of Series 15 Units. The Series 15 Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

a. Series 15 Units.

i.	The authorized number of Series 15 Units shall be unlimited. Series 15 Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

ii.	The Series 15 Units shall be represented by one or more Certificates (or in book entry) on the books and records of the Partnership in the name of the Series 15 Holder.

b. Distributions.

i.

Distributions on each Outstanding Series 15 Unit shall be cumulative and shall accrue at the applicable Series 15 Distribution Rate from and including the Series 15 Original Issue Date (or, for any subsequently issued and newly Outstanding Series 15 Units, from and including the Series 15 Distribution Payment Date immediately preceding the issue date of such Series 15 Units) until such time as the Partnership pays the Series 15 Distribution or redeems such Series 15 Unit in accordance with Section 2(B)(d) to this Part XVI of Schedule A, whether or not such Series 15 Distributions shall have been declared. Series 15 Holders shall be entitled to receive Series 15 Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series 15 Distribution Rate per Series 15 Unit when, as, and, if declared by the Managing General Partner. Series 15 Distributions, to the extent declared by the Managing General Partner to be paid by the Partnership in accordance with this Section 2(B)(b) to this Part XVI of Schedule A, shall be paid, in Arrears, on each Series 15 Distribution Payment Date. Series 15 Distributions shall accrue in each Series 15 Distribution Period, provided that distributions shall accrue on accrued but unpaid Series 15 Distributions at the Series 15 Distribution Rate. If any Series 15 Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series 15 Distributions shall be paid on the immediately succeeding Business Day without the accrual of additional distributions. Series 15 Distributions shall be payable based on a 360-day year consisting of twelve 30-day months. All Series 15 Distributions that are (1) accrued and unpaid or (2) payable by the Partnership pursuant to this Section 2(B)(b) or 2(B)(e) to this Part XVI of Schedule A shall be payable without regard to the income of the Partnership and shall be treated for U.S. federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code, including for the purpose of determining Net Income and Net Loss and otherwise maintaining Capital Accounts, unless there is a change in Tax law or administrative practice that requires treatment other than as guaranteed payments for U.S. federal income tax purposes, as determined in the sole discretion of the Managing General Partner. For U.S. federal income tax purposes, the deduction attributable to any amount treated as a guaranteed payment shall be specially allocated to the Partners in a manner determined by the Managing General Partner in its sole discretion that is not inconsistent with the applicable provisions of the Code and Treasury Regulations. Such guaranteed payments with respect to any Series 15 Distribution Period shall be for the account of Series 15 Holders as of the applicable Series 15 Distribution Record Date, or as otherwise reasonably determined by the Managing General Partner.

ii.	[Intentionally Omitted]

iii.

Not later than 5:00 p.m., New York City time, on each Series 15 Distribution Payment Date, the Partnership shall pay those Series 15 Distributions, if any, that shall have been declared by the Managing General Partner to Series 15 Holders on the Record Date for the applicable Series 15 Distribution. The Record Date (the “Series 15 Distribution Record Date”) for the payment of any Series 15 Distributions shall be the last business day of the calendar month prior to the applicable Series 15 Distribution Payment Date, or such other record date as may be fixed by the Managing General Partner in accordance with this Section 2 to this Part XVI of Schedule A. So long as any Series 15 Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless all accrued and unpaid Series 15 Distributions up to and including such distributions payable for the last completed Series 15 Distribution Period, and all accrued and unpaid distributions up to and including the distribution payable for the last completed period for which distributions were payable on all Parity Securities, have been declared and paid or set apart for payment; provided, however, notwithstanding anything to the contrary in this Section 2(B)(b)(iii) to this Part XVI of Schedule A, if a distribution period with respect to a class of Junior Securities or Parity Securities is shorter than the Series 15 Distribution Period, the Managing General Partner may declare and pay regular distributions with respect to such Junior Securities or Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series 15 Distributions in Arrears, and (ii) the Managing General Partner expects to have sufficient funds to pay the full distribution in respect of the Series 15 Units on the next successive Series 15 Distribution Payment Date. Accrued Series 15 Distributions in Arrears for any past Series 15 Distribution Period may be declared by the Managing General Partner and paid on any date fixed by the Managing General Partner, whether or not a Series 15 Distribution Payment Date, to Series 15 Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accrued Series 15 Distributions in Arrears on all Outstanding Series 15 Units and all accrued distributions in arrears on any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accrued distributions in Arrears on the Series 15 Units and accrued distributions in arrears on any such Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series 15 Units and any other Parity Securities are to be paid for any distribution period, any partial payment shall be made pro rata with respect to the Series 15 Units and any such other Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series 15 Units and such other Parity Securities, if any, at such time and apportioned equally among them in accordance with the relative amount to be paid or allocated to each group. For purposes of the preceding sentence, each distribution period for any series of Parity Securities that ends on a date other than the last day of March, June, September or December of any year shall be deemed the same distribution period as the distribution period for Parity Securities that ends on the last day of March, June, September or December, respectively, of such year. Subject to Sections 17.4 of this Agreement and Section 2(B)(f) to this Part XVI of Schedule A, Series 15 Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative Series 15 Distributions. Except insofar as distributions accrue on the amount of any accrued and unpaid Series 15 Distributions as described in Section 2(B)(b)(i) to this Part XVI of Schedule A, no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series 15 Units. Declared Series 15 Distributions shall be paid to the Series 15 Holders in same-day funds on each Series 15 Distribution Payment Date or other distribution payment date in the case of payments for Series 15 Distributions in Arrears.

c. Voting Rights.

i.

Notwithstanding anything to the contrary in this Agreement, the Series 15 Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Sections 5.4 and 6 of Part I of Schedule A to this Agreement, this Section 2(B)(c) to this Part XVI of Schedule A or as otherwise required by Bermuda law.

ii.

The rights, privileges, restrictions and conditions attached to the Series 15 Units may be added to, changed or removed but only with the approval of the holders of a majority of the Outstanding Series 15 Units, given as hereinafter specified.

iii.

The approval of the holders of the Series 15 Units as a series in respect of any matter requiring the consent of the holders of the Series 15 Units as a series may be given in such manner as may then be required by Law, subject to a minimum requirement that such approval be passed by the requisite affirmative vote of the votes cast at a meeting of the holders of Series 15 Units as a series duly called and held for that purpose in accordance with Article 18 of this Agreement or given by resolution signed by holders of Series 15 Units as a series in accordance with Article 18 of this Agreement.

iv.	Each Series 15 Unit shall entitle the holder thereof to one vote for the purposes of any approval at a meeting of the holders of the Series 15 Units or by written consent.

d. Optional Redemption.

i.

The Partnership shall have the right to redeem the Series 15 Units (i) at any time, and from time to time, on or after May 24, 2026, in whole or in part, or (ii) if BIP redeems the BIP Series 15 Units following a BIP Series 15 Change in Tax Law where, in BIP’s reasonable determination, a substantial probability that BIP or any BIP Series 15 Successor Entity would become obligated to pay any BIP Series 15 Additional Amounts on the next succeeding distribution payment date with respect to the BIP Series 15 Units and the payment of those BIP Series 15 Additional Amounts cannot be avoided by the use of any reasonable measures available to BIP or any BIP Series 15 Successor Entity, in whole but not in part, using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Managing General Partner (the “Series 15 Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series 15 Unit to be redeemed equal to 100%, of the Series 15 Liquidation Preference for such Series 15 Unit on such Series 15 Redemption Date plus an amount equal to all unpaid Series 15 Distributions thereon from the Series 15 Original Issue Date to, but excluding, the Series 15 Redemption Date (whether or not such distributions shall have been declared) (the “Series 15 Redemption Price”). The Series 15 Redemption Price shall be paid by the Partnership to the Series 15 Holders on the Series 15 Redemption Date.

ii.

The Partnership shall give notice of any redemption not less than 30 days and not more than 60 days before the scheduled Series 15 Redemption Date to the Series 15 Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series 15 Units to be redeemed as such Series 15 Holders’ names appear on the books of the Partnership and at the address of such Series 15 Holders shown therein.

iii.

If the Partnership elects to redeem less than all of the Outstanding Series 15 Units in the event of an optional redemption on or after May 24, 2026, the number of Series 15 Units to be redeemed shall be determined by the Managing General Partner, and such Series 15 Units shall be redeemed by such method of selection as the Managing General Partner shall determine, either apportioned equally among all Series 15 Holders in accordance with the relative number or percentage of Series 15 Units held by each such Series 15 Holder or by lot, with adjustments to avoid redemption of fractional Series 15 Units. The aggregate Series 15 Redemption Price for any such partial redemption of the Outstanding Series 15 Units shall be allocated correspondingly among the redeemed Series 15 Units. The Series 15 Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 2 to this Part XVI of Schedule A.

iv.

No later than 10:00 a.m. New York City time on the Series 15 Redemption Date, the Partnership shall pay or cause to be paid to the Series 15 Holders immediately available funds sufficient to pay the Series 15 Redemption Price to each Series 15 Holder whose Series 15 Units are to be redeemed upon surrender or deemed surrender of the Certificates (or book entry position) therefor.

v.

Any Series 15 Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series 15 Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Partnership, the Partnership shall issue and deliver to the Series 15 Holders a new Certificate (or adjust the applicable book-entry account)

representing the number of Series 15 Units represented by the surrendered Certificate that have not been called for redemption.

vi.

Notwithstanding anything to the contrary in this Section 2 to this Part XVI of Schedule A, unless all accrued and unpaid Series 15 Distributions up to and including the distribution payable for the last completed Series 15 Distribution Period, and all accrued and unpaid distributions up to and including the distribution payable for the last completed period for which distributions were payable on all Parity Securities, have been declared and paid or set apart for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series 15 Units or Parity Securities, except pursuant to a purchase or exchange offer made on the same relative terms to all Series 15 Holders and holders of any Parity Securities. So long as any Series 15 Units are Outstanding, except out of the net cash proceeds of a substantially concurrent issue of Junior Securities, unless all accrued and unpaid Series 15 Distributions up to and including the distribution payable for the last completed Series 15 Distribution Period, and all accrued and unpaid distributions up to and including the distribution payable for the last completed period for which distributions were payable on all Parity Securities, have been declared and paid or set apart for payment, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Equity Units or any other Junior Securities.

e. Payment of Additional Amounts. If BIP shall be required, pursuant to Section 2(C)(e) of Part XVI of Schedule A of the BIP Partnership Agreement to pay additional amounts to holders of the BIP Series 15 Units, the Partnership shall pay to the Series 15 Holders such additional amounts as distributions on the Series 15 Units as may be necessary such that the additional amounts paid as distributions by the Partnership shall equal the additional amounts paid by BIP pursuant to 2(C)(e) of Part XVI of Schedule A of the BIP Partnership Agreement.

f. Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, unless the Partnership is continued under the election to reconstitute and continue the Partnership pursuant to Section 17.3 of the Agreement, the Series 15 Holders shall be entitled to receive the Series 15 Liquidation Preference per Series 15 Unit held by them, together with all accrued (whether or not declared) and unpaid Series 15 Distributions up to but excluding the date of payment or distribution (less any tax required to be deducted and withheld by the Partnership), before any amounts shall be paid or any assets of the Partnership distributed to the holders of any Junior Securities. Upon payment of such amounts, the Series 15 Holders shall not be entitled to share in any further distribution of the assets of the Partnership.

g. No Sinking Fund. The Series 15 Units shall not have the benefit of any sinking fund.

h. Record Holders. To the fullest extent permitted by applicable law, the Managing General Partner and the Partnership may deem and treat any Series 15 Holder as the true, lawful, and absolute owner of the applicable Series 15 Units for all purposes, and neither the Managing

General Partner nor the Partnership shall be affected by any notice to the contrary, except as otherwise provided by law.

i. Fractional Units. The Series 15 Units may be issued in whole or in fractional units. Each fractional Series 15 Unit shall carry and be subject to the rights, privileges, restrictions and conditions (including voting rights and distribution rights) of the Series 15 Units in proportion to the applicable fractions.

j. Other Rights; Fiduciary Duties. The Series 15 Units and the Series 15 Holders shall not have any designations, preferences, rights, powers, guarantees or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the Managing General Partner nor any other Indemnified Party shall owe any duties, including fiduciary duties, or have any liabilities to Series 15 Holders, other than the Managing General Partner’s duty to act at all times in good faith.